UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 22, 2008

Date of Report (Date of Earliest Event Reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In March 2007, Cypress Semiconductor Corporation issued $600.0 million in aggregate principal amount of the 1.00% Convertible Senior Notes (the “Notes”) pursuant to an Indenture, dated March 13, 2007, between the Company and U.S. Bank National Association, as trustee (“Indenture”). Under the terms of the Notes, holders of the Notes may, at their option, convert the Notes if for 20 trading days within the last 30 trading days of the immediately preceding quarter, the Company’s common stock closes at a price in excess of 130% of the applicable conversion price in effect on the last day of such calendar quarter. This conversion test must be met each quarter.

On January 22, 2008, U.S. Bank National Association, the trustee for the Notes, confirmed that the common stock price conversion test was met when the closing price of the Company’s common stock exceeded $31.07 for 20 trading days within the last 30 trading days of the fourth calendar quarter ended December 31, 2007. Accordingly, holders of the Notes may exercise their right to convert the Notes during the first calendar quarter ending March 31, 2008.

Holders who convert will receive cash for the principal amount and, at the option of the Company, common stock for any premium, if applicable. Section 7.01 of the Indenture sets forth the precise method for determining the conversion price. However, by way of example only, on January 18, 2008, the Company’s common stock closed at $22.70. If this were the daily volume weighted average price (“VWAP”) for all days within the “conversion reference period” (as defined in the Indenture), the “settlement amount” upon conversion, per $1,000 principal amount would be the lesser of $1,000 and the result obtained by multiplying 41.841 shares (the initial conversion rate per $1,000 principal amount) by the daily VWAP, which in this example would be $949.79 . In such instance, Cypress would be obligated to pay the holder $949.79, in cash, per $1,000 principal amount. On January 18, 2008, the last reported trade of the Notes, as reported by Bloomberg, was $1,178.93 per $1,000 principal amount. The Company believes that the likelihood that any holder of the Company’s Notes will actually exercise its conversion right is remote; however, the Company has sufficient funds available in the event such conversions occur.

As a result of the common stock price conversion trigger described above, the Company will classify the $600 million of the Notes as short-term debt on its December 30, 2007 balance sheet. In addition, the Company will expense approximately $7 million and $1.2 million of unamortized debt issuance costs in its fourth fiscal quarter of 2007 and first fiscal quarter of 2008, respectively. These non-cash charges will be excluded for purposes of the Company’s non-GAAP net income reporting. If the common stock price conversion test is not met in a subsequent quarter, the Notes may be re-classified as non-current debt until the Notes are within 12 months of maturity, which will occur in the Company’s fiscal quarter, ending September 28, 2008.

The disclosure above is qualified in its entirety by the text of the Indenture, which describes in further details all of the conversion features of the Notes and which was filed on May 17, 2007, with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Form S-3 registration statement.

Item 8.01	Other Events

On January 22, 2008, our majority-owned subsidiary SunPower Corporation issued a press release announcing that the trading price for SunPower Corporation’s class A common stock equaled or exceeded $70.94 and $102.80 for at least 20 of the last 30 consecutive trading days during the fourth fiscal quarter, ended December 30, 2007, which represents 125% of the applicable conversion prices for SunPower’s 1.25% Senior Convertible Debentures due 2027 and 0.75% Senior Convertible Debentures due 2027, respectively. Accordingly, holders of the SunPower debentures will have the option to convert the debentures during the first fiscal quarter, ending March 30, 2008. Additional details regarding this announcement are available in SunPower’s Form 8-K filed with the Securities and Exchange Commission on January 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: January 22, 2008	By:	/s/ Brad W. Buss
Brad W. Buss
Executive Vice President, Finance and Administration and Chief Financial Officer